EXHIBIT 99.1

For Immediate Release	NEWS RELEASE

Interep Announces Appointment of David Kennedy

to Position of CEO and Vice Chairman

February 8, 2007, New York: Interep (IREP.PK) announced today the appointment of David Kennedy to the position of Chief Executive Officer and Vice Chairman. Effective immediately, Kennedy will succeed former CEO Ralph Guild, who will assume the role of Interep’s non-executive Chairman.

Kennedy will lead all of Interep’s divisions, including the radio representation firms, the Hispanic television rep firm, Interep Interactive and related sales consultancies. In addition, he will guide the company’s strategic direction, including identifying growth prospects and investment opportunities. Guild will continue to chair the company’s Board of Directors, and will work with Dave to assure that Interep’s long-term debt is retired.

Guild said, “As we announced several months ago, Interep has been searching for a new Chief Executive Officer to lead Interep’s day-to-day operations, and help redefine our strategic direction in a changing media world. During this search, we interviewed a broad spectrum of candidates from a variety of media disciplines. Without question, out of all of the candidates, David Kennedy stood out in his vision for our company, and his proven track-record as a leader in the radio industry. I could not be more delighted that he has accepted this new role with Interep.”

Kennedy has over 35 years experience in the industry, most recently as CEO and president of Susquehanna Media. In this role, Kennedy led the operations of Susquehanna Media’s radio and cable television operations, including its Internet services, which included a variety of broadband, interactive and digital communications products.

Guild continued, “Under his leadership, Susquehanna Media was one of the most progressive broadcast groups, leading the industry in everything from on-line integration and streaming, to initiatives in radio research and electronic measurement. David has a clear vision of what it will take to grow radio revenue in today’s environment, and he has the experience, management skills and relationships to make it happen.”

Kennedy said, “For most of my career in broadcasting, I have admired the work of Ralph Guild as he and his outstanding people have advanced the interests of broadcasters and advertisers alike. Susquehanna was a client of Interep for over a decade, and during that time I was impressed by the quality and passion of Interep’s sales force, the commitment of its management team, and the spirit of innovation that lives at the heart of the company.”

Kennedy added, “I look forward to leading Interep to the next phase of its growth cycle with great optimism and excitement. There is hard work to be done, and there is tremendous opportunity to build upon Interep’s core strengths and fully participate in the burgeoning opportunities presented by HD Radio, complementary audio technologies and digital platforms, and strategic integration of radio and other media.”

Mr. Kennedy began his career with Susquehanna as a staff announcer at WLQR-Toledo in 1973, holding a series of station and corporate positions, including director of program research, vice president of planning and research and president and COO of Susquehanna Radio, before becoming President and CEO of Susquehanna Media Co. in 2004.

Over the past decade, Kennedy has been one of the broadcast industry’s most active leaders. He is a past chairman of the National Association of Broadcasters Joint Board of Directors, and has served as chairman or member of a number of NAB committees, including the Radio Board of Directors; Responsible Programming Industry Task Force; Financial Advisory Committee; Committee on Local Radio Audience Measurement (COLRAM); and Radio Audience Measurement Taskforce (RAMTF).

He is also a past chairman of the Radio Advertising Bureau’s Board of Directors, as well as a member of its Executive Committee. He was also a member of the RAB’s GOALS committee and served as past chair of the RAB’s Finance Committee, as well as the Research and New Technologies Committees.

About Interep:

Interep (IREP.PK) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet, television and complementary media, with offices in 17 cities. Interep is the parent company to the following radio representation firms: ABC Radio Sales, D&R Radio, CBS Radio Sales, McGavren Guild Radio and SBS/Interep. Interep is also parent to Azteca America Spot Television Sales and Interep Interactive, including Winstar Interactive. Divisions benefiting our clients and customers include our unwired network radio division, Interep Net Solutions™; Interep Innovations, our business development division, including the Interep Marketing Group (IMG) and Promotion Marketing; and Morrison and Abraham, a sales consulting firm. For more information, visit the company’s website at www.interep.com.

Contact: Michele Skettino, #212-916-0536, michele_skettino@interep.com